To:	(1)	Nordea Bank Finland plc, New York Branch
		437 Madison Avenue, 21st Floor
		New York, New York 10022
		(as Agent, Lead Arranger, Security Trustee, Lender and Swap Bank)

	(2)	DNB NOR Bank ASA
		200 Park Avenue, 31st Floor
		New York, NY 10166-0396
		(as Lead Arranger, Lender and Swap Bank)

	(3)	ABN AMRO Bank N.V.
		Coolsingel 93
		3012 AE Rotterdam
		The Netherlands
		(as Lead Arranger, Lender and Swap Bank)

September 22, 2011

Dear Sirs:

We refer to the Amended and Restated Loan Agreement dated as of July 12, 2011 (the “Loan Agreement”) among (i) Scorpio Tankers Inc. (the “Borrower”), (ii) Noemi Shipping Company Limited, Senatore Shipping Company Limited, Venice Shipping Company Limited, STI Conqueror Shipping Company Limited, STI Gladiator Shipping Company Limited, STI Harmony Shipping Company Limited, STI Heritage Shipping Company Limited, STI Highlander Shipping Company Limited and STI Matador Shipping Company Limited (the “Guarantors”), (iii) the banks and financial institutions listed therein as lenders (the “Lenders”), (iv) the banks and financial institutions listed therein as swap banks (the “Swap Banks”), (v) Nordea Bank Finland plc, New York Branch (the “Agent”), (vi) Nordea Bank Finland plc, New York Branch (the “Security Trustee”) and (vii) Nordea Bank Finland plc, New York Branch, DnB NOR Bank ASA and ABN AMRO Bank N.V. (the “Lead Arrangers”), relating to a reducing revolving loan facility of up to US$137,039,071.68. Words and expressions defined in the Loan Agreement shall have the same meaning when used herein except as expressly provided in this Letter.

We request that, by countersigning this Letter, you confirm your agreement to amend the definition of “Consolidated Liquidity” and the terms of Clauses 12.4 and 12.5 of the Loan Agreement, presently providing as follows:

““Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Borrower on a freely available and unencumbered basis;”

“12.4	Minimum interest coverage. Commencing with the third fiscal quarter of 2011, the Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.50 to 1.00. Such ratio shall be calculated quarterly on a trailing quarter basis from and including the third fiscal quarter of 2011, provided that for the third fiscal quarter of 2012 and all periods thereafter such ratio shall be calculated on a trailing four quarter basis.”

“12.5	Free liquidity. From and after the Effective Date, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 until the Borrower owns directly or indirectly a fleet of 15 vessels. When the Borrower owns directly or indirectly a fleet of 15 vessels, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 plus $750,000 per each additional vessel that the Borrower directly or indirectly owns over 15 vessels.”

to read as follows:

““Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash, (b) Cash Equivalents and (c) the Total Available Commitment, in each case held by the Borrower or any of its subsidiaries on a freely available and unencumbered basis;”

“12.4	Minimum interest coverage. Commencing with the third fiscal quarter of 2011, the Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.00 to 1.00, provided that for the first fiscal quarter of 2013 and all periods thereafter such ratio shall be 2.50 to 1.00. Such ratio shall at all times be calculated on a trailing four quarter basis.”

“12.5	Free liquidity. From and after the Effective Date, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 until the Borrower owns directly or indirectly a fleet of 15 vessels. When the Borrower owns directly or indirectly a fleet of 15 vessels, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 plus $750,000 per each additional vessel that the Borrower directly or indirectly owns over 15 vessels. At all times, the Consolidated Liquidity shall have not less than $15,000,000 in cash and Cash Equivalents. For the period September 22, 2011 until December 31, 2012, the Borrower shall maintain Consolidated Liquidity of not less than $20,000,000, inclusive of any amounts otherwise maintained pursuant to this Section.”

The Guarantors, by signature of this Letter, each confirm their approval to the amendments to the Loan Agreement set out herein and confirm that the guarantee of Clause 16 of the Loan Agreement remains in full force and effect.

Other than as set out in this Letter, the provisions of the Loan Agreement shall remain unchanged and in full force and effect.

We agree that this Letter shall constitute a Finance Document for the purposes of the Loan Agreement.

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The provisions of Clause 32 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter as if set out in full but so that references to “this Agreement” are amended to read “this Letter”. All remaining provisions of the Loan Agreement and the Finance Documents shall remain in full force and effect.

Yours faithfully

/s Brian M Lee

Brian M. Lee

Chief Financial Officer

Scorpio Tankers Inc.

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Accepted and agreed this _____day of September 2011 by:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Lender, Agent, Security Trustee, Lead Arranger and Swap Bank

By: /s/ Martin Lunder

Name: Martin Lunder

Title: Senior Vice President

By: /s/ Henning Lyche Christiansen

Name: Henning Lyche Christiansen

Title: First Vice President

DNB NOR BANK ASA, as Lender, Lead Arranger and Swap Bank By: /s/ Nikolai A Nachamkin Name: Nikolai A. Nachamkin Title: Senior Vice President By: /s/ Evan Uhlick Name: Evan Uhlick Title: Vice President
ABN AMRO BANK N.V., as Lender, Lead Arranger and Swap Bank By: /s/ A.C.A.J. Diesbroeck Name: Title: By: /s/ J.A.L.M Gorgels Name: Title:

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We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the guarantee in Clause 16 of the Loan Agreement shall remain in full force and effect and shall continue to stand as security for the Guaranteed Obligations stated therein.

NOEMI SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary

SENATORE SHIPPING COMPANY LIMITED, as Guarantor

By: /s/ Brian M Lee

Name: Brian M. Lee

Title: Secretary

VENICE SHIPPING COMPANY LIMITED, as Guarantor

By: /s/ Brian M Lee

Name: Brian M. Lee

Title: Secretary

STI CONQUEROR SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary
STI GLADIATOR SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary
STI HARMONY SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary

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STI HERITAGE SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary
STI HIGHLANDER SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary
STI MATADOR SHIPPING COMPANY LIMITED, as Guarantor By: /s/ Brian M Lee Name: Brian M. Lee Title: Secretary

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